UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Destination Maternity Corporation
(Name of Registrant as Specified In Its Charter)

Nathan G. Miller Peter O’Malley Holly N. Alden Christopher B. Morgan Marla A. Ryan Anne-Charlotte Windal
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 17, 2018, Nathan G. Miller and Peter O’Malley (the “Investors”) issued the following press release relating to Destination Maternity Corporation (the “Company”):

EGAN-JONES RECOMMENDS SHAREHOLDERS VOTE TO ELECT ALL FOUR INVESTOR GROUP NOMINEES TO THE DESTINATION MATERNITY BOARD
– Egan-Jones Cites Company’s Flawed Strategy, Persistent Underperformance and Ineffectiveness of Incumbent Board and Management –

– Notes that Investor Group Nominees will Bring Right Mix of Skill Sets, Experience and Diversity to Unlock Shareholder Value –

– Both ISS and Egan-Jones Support Case that Change is Warranted at the Board Level –

– Investor Group Encourages Shareholders to Vote “FOR” its Nominees on the GOLD Card Today –

NEW YORK – MAY 17, 2018 – Nathan G. Miller and Peter O’Malley (the “Investors”), collective holders of approximately 9% of the outstanding common stock of Destination Maternity Corporation (Nasdaq: DEST) (“Destination Maternity” or the “Company”), today announced that Egan-Jones Proxy Services (“Egan-Jones”), a leading independent proxy voting advisory firm, has recommended that shareholders vote on the GOLD proxy card in support of all four of the Investors’ director nominees: Holly N. Alden; Christopher B. Morgan; Marla A. Ryan and Anne-Charlotte Windal.
Nathan Miller, of NGM Asset Management, stated: “We are pleased that Egan-Jones recommended shareholders support all four of our highly qualified nominees – and also agree that under their leadership Destination Maternity possesses the best chance to become a true turnaround story and unlock value for all shareholders. Notably, the report echoed our belief that our majority female slate would represent a true advantage given the business and customer base of the Company. Egan-Jones also recognized the history of value destruction that has occurred under the incumbent board and management, and the fact that unless shareholders vote on the GOLD card for change, more of the same disappointment is all shareholders can reasonably expect from Destination Maternity. We are appreciative of the support we have received thus far from our fellow shareholders and look forward to continuing to make our case in advance of the Annual Meeting.”
In its report, Egan-Jones noted the following:
●	“Based on our review of publicly available information, we believe that voting FOR the election of the Investors’ nominees is in the best interest of the Company and its shareholders.”

●
“We believe that change is warranted to correct the Company’s flawed strategy in executing its “go-forward” plan. As evident in the Company’s persistent underperformance – missed targets, bloated costs and poor financials, the incumbent Board and management’s approach in maximizing [shareholder value] has been ineffective.”

●
“In our view, the election of the Investors’ nominees will endow the Board with diversity and the right mix of skills, experience and qualifications in the retail industry. We commend the Investors’ slate, which is comprised of three females, whom we believe, are appropriate given the Company’s nature of business and therefore, are positioned to execute the right strategy to unlock shareholder value.”

●
“Given the Investors’ and their nominees combined ownership in the Company, we believe that they will work towards the alignment of their interests with the shareholders, and will unlock the Company’s growth potential versus the current status quo of underperformance.”

●	“Given the foregoing, we believe that the nominees appear qualified and we recommend a vote FOR this Proposal on the GOLD Proxy Card.”

Contacts:
Morrow Sodali LLC
Tom Ball, 203-658-9368
t.ball@morrowsodali.com

On May 17, 2018, the Investors sent the following letter to stockholders of the Company:

YOU are a large and important shareholder of Destination Maternity

We are a group of long-term and like-minded shareholders that are disturbed by the deteriorating performance at Destination Maternity

We are increasing our 9% stake in Destination Maternity and taking proactive actions to improve the outcome for **ALL** shareholders including **YOU**

We have the background and experience to improve the value of **YOUR** ownership stake in Destination Maternity

We have detailed plans to dramatically increase the value of **YOUR** investment in Destination Maternity over the next several years

"ISS Conclusion: Is Change Warranted? As such, the dissident has made a persuasive case that additional change at the board level is warranted"

"ISS Conclusion: Which Nominees? The dissident's nominees appear to have substantial and complementary experience in the retail industry, or in evaluating retail companies as investors. In particular, Marla Ryan has extensive experience in retail, omnichannel selling and merchandising at large apparel retailers such as Lands' End and J. Crew. Anne-Charlotte Windal brings proficiency in strategy and design from retailers such as New York & Company and L Brands, plus skill in equity research from Bernstein. Both would appear to be significantly additive to the Company's board."

"Egan Jones Conclusion: We recommend voting for the investors' gold proxy card."

We have successfully invested in and turned around other struggling retailers

We need **YOUR** help – Please vote the GOLD proxy card today!

With appreciation,

Marla A. Ryan	Christopher B. Morgan
Anne-Charlotte Windal	Nathan G. Miller
Holly N. Alden	Peter O'Malley

OPEN LETTER TO DESTINATION MATERNITY SHAREHOLDERS

I. We are long-term investors, having owned and analyzed Destination Maternity for 2+ years – We own ~9% of the total shares

II. We have actively engaged with the Board, their outside counsel at Pepper Hamilton and their financial advisors at Guggenheim for nearly a year

III. We are disturbed at their repeated failure to meet earnings targets - as of April 19th, they delivered just $13mm in EBITDA vs. prior targets (during the October proxy contest) for $37mm-$38mm ($27mm target plus $10mm-$11m BRG cost takeout)

IV. We provided Destination Maternity a detailed roadmap to cut costs and raise revenue – We have seen words from the current Board and management, but not actions

V. ISS said they did NOT want to hear our plans if they were proprietary and non-public in nature; our presentation included a summary

VI. We have a plan and we have released an executive summary of it. The summary of our plan can be found on www.DESTFACTS.com

VII. Our highly qualified nominees are happy to review the turnaround plan with you via phone or in person

VIII. There needs to be change at Destination Maternity.

IX. Please support us by voting the **GOLD** proxy

On May 17, 2018, Christopher B. Morgan sent the following letter to stockholders of the Company:

Dear Destination Shareholders:
I am running on the gold proxy card up for election to the Board (the "Board") of Destination Maternity ("Destination" or the "Company") at the upcoming 2018 Annual Meeting of Shareholders on May 23, 2018.  You have probably received a litany of correspondence leading up to this important meeting. We would like to cut through the noise and ask you a simple question: Are you satisfied with the performance and total shareholder return (“TSR”) of Destination? If you share my frustration and that of my fellow gold card nominees – Holly N. Alden, Marla A. Ryan and Anne-Charlotte Windal – with the failed turnaround attempts and persistent executive turnover, especially in the CEO role, then I would like to share the following thoughts with you.
There is no hiding from the disconcerting historical facts at Destination. The Company’s stock price is down over 80% over the past five years compared to the S&P Retail Index (XRT), which is up nearly 50%. The Board has failed to halt the Company’s downward trajectory and has allowed negative fundamental trends to accelerate – a net loss of $20 million in the last three quarters. Where was the Board intervention when the stock price was at $15 per share, $10 or even $1 last fall after the failed takeover attempt by Orchestra-Prémaman? This Board’s apparent lack of urgency to formulate any comprehensive turnaround plan and bring in a competent new executive team to arrest the performance decline is discouraging to say the least. My analysis reveals that the minor changes that have been implemented have proven ineffective and ultimately been offset by worsening core business trends. This syndrome of falling revenues and rising expenses has been further exacerbated by the leadership vacuum resulting from perpetual CEO turnover. The fact pattern is indisputable in my view. This board has betrayed both shareholders and employees by shirking its primary oversight responsibilities.
As you may know, there have been multiple collaborative meetings between concerned investors and the Board and executive suite of Destination over the past nine months. There was mutual interest in adopting a turnaround plan to set the company on a more stable path. Unfortunately, investor patience wore thin after multiple conversations revealed the underlying cause of past inaction was a really deep-rooted culture of mediocrity and complacency. Concerned investors sought a timeline toward achieving performance goals, more accountability and better corporate governance. The legacy Board’s apparent motivation for self-preservation, in my view, ultimately precipitated this proxy contest. The Board’s recent intransigence on these reasonable requests should be a wake-up call to all shareholders. It is time for accountability after years of outsized compensation and continually missed profitability targets.
The prognosis for Destination has been deteriorating for some time, and shareholders have suffered from the Board’s denial and neglect. This is perhaps best illustrated by the fact that the Company is now borrowing at usurious interest rates (9% + LIBOR), a position only distressed retailers enter when liquidity becomes compromised.  Destination had, by its own admission, a couple quarters of liquidity left and there were mounting concerns that the cash conversion cycle had reached unsustainable levels. Furthermore, revenues have fallen 21% in three years and yet the Company wants to declare success by superficially cutting a nominal amount operating expenses.  Plans to trim expenses are irrelevant unless the changes eventually flow through to the bottom line and translate into profits and cash flow, the lifeblood of TSR. Simply put, I believe the continued margin deleverage at Destination has been appalling and must be rectified urgently.
The good news is that I and my fellow gold card nominees believe this is reversible. We have assembled an experienced team who see tremendous opportunity to create shareholder value and put Destination back on a path to success. Many shareholders like yourself have likely persevered until now because you hold similar optimistic views. Destination’s banners hold a strong position in the niche maternity marketplace which is reflected in the high, unaided brand awareness and historically dominant market share.  This disconnect between stock price and underlying asset value is the issue we must resolve, but we need your help now.

The proxy voting advisory firms, ISS and Glass Lewis, have historically pointed out the myriad performance shortfalls at Destination and poor corporate governance. We value their collective opinions; however, shareholders actually have skin in the game. It is one thing to have watched this train wreck transpire from the sidelines and another to feel the losses mount year after year.  Do you still find the status quo acceptable?  At what price does the stock have to fall to before these advisory firms recommend against management?
In sum, we are offering a different path with fundamental change that will unlock shareholder value. We have watched other troubled companies experience similar woes, and usually the only antidote at this stage is a complete cultural change at the Board level. Poor corporate governance practices allow value destruction to perpetuate indefinitely. Shareholders believe the time for wholesale change is now.
My fellow gold card nominees and I, working together with shareholders Nathan Miller and Peter O’Malley, have designed a detailed operational and strategic plan that will leverage Destination’s brand strength across its three banners and the rapidly evolving ecommerce world. We have assembled a seasoned suite of executives with extensive retail experience who understand how to curate Destination’s product line and more effectively attract and retain the Millennial consumer beyond her childbearing years. For example, we envision selling accessories for infants like carriers and strollers as well as baby shower gift packages for friends and family members which will resonate with other generations of consumers.
What kind of change should you expect if you are to elect Holly, Marla, Anne-Charlotte and me?  First, we all subscribe to a corporate version of the Hippocratic Oath. We care about continuity and have a retention plan. But, before we stabilize the “patient,” we will seek to further examine where the margin leakage is occurring at Destination and then fine tune and implement a multi-stage cost cutting plan that does not impact core operations. We expect that part of that will involve examining the superfluous discounting policies, negotiating with the vendor community on better sourcing and logistics, and streamlining inventory/SKU management for a better omni-channel performance. Then, after reviewing the retail footprint with real estate professionals, we expect to optimize the store base over time by closing unprofitable stores, and where appropriate, renegotiating lease terms. The next phase focuses on driving growth opportunities in terms of both product extensions and entering new and better partnerships with the goal of migrating the customer lifecycle beyond just maternity (i.e. “fourth trimester”). We promise you that during this process we will foster a more productive and transparent engagement with all Destination shareholders, something that has been lacking for several years.
The annual meeting is only a week away and Destination shareholders have the first time in years to bet on a different team that is more aligned with your interests and keenly focused on delivering shareholder value. We are committed to work hard for you to represent the interests of all Destination shareholders and employees.

Sincerely,
Christopher B. Morgan

On May 17, 2018, the following materials were posted to www.destfacts.com: